Exhibit 10.2
FANNIE MAE
SUPPLEMENTAL RETIREMENT SAVINGS PLAN
Amendment for LTI and Deferred Pay
     Pursuant to Section 9.2 of the Fannie Mae Supplemental Retirement Savings Plan (the “Plan”), and as approved by the Fannie Mae Board of Directors on May 14, 2010, the Plan is hereby amended as follows:
1.	Section 2.6 is hereby amended and restated in its entirety, effective January 1, 2009 for Plan Years commencing on or after January 1, 2009, to read as follows:
“ “Compensation” for any period shall have the meaning given to the term “Earnings” under applicable provisions of the Retirement Savings Plan, as in effect from time to time, but shall be determined for all purposes of the Plan without regard to the IRS Limit; provided, however, that:
-	“Compensation” for a Plan Year shall include in the case of any of: (i) AIP bonuses, (ii) retention bonus awards paid under the program established in October 2008 and approved by the Conservator of Fannie Mae (“Retention Bonus Awards”), (iii) non-management group annual bonuses, (iv) variable compensation (“VCP”), (v) for Participants who are not SEC Executive Officers, long-term incentive awards under the Fannie Mae Long-Term Incentive Plan for Senior Vice Presidents and Above and under the Fannie Mae Long-Term Incentive Plan for Vice Presidents and Below (collectively the “Long-Term Incentive Plans”), and (vi) deferred pay under the Fannie Mae Deferred Pay Plan, only such amounts as are earned in, rather than received or paid in, the Plan Year; and

-	amounts earned under the Fannie Mae Deferred Pay Plan or under either of the Long-Term Incentive Plans, and AIP bonuses, Retention Bonus Awards, non-management group annual bonuses and VCP earned, shall be taken into account in determining “Compensation” (when paid or when earned, as the case may be, in accordance with the rules set forth in this Section 2.6) only if paid while the Participant is employed by the Company.
For the avoidance of doubt, “Compensation” for the Plan Year ending on December 31, 2008 shall include amounts in the preceding sentence earned for services performed in 2008, regardless of whether the related services were performed before or after the Effective Date.
For the further avoidance of doubt, (i) “Compensation” for the Plan Year ended on December 31, 2008 shall include Retention Bonus Awards paid in December 2008, April 2009 and November 2009 and “Compensation” for the Plan Year ended on December 31, 2009 shall include Retention Bonus Awards paid in February 2010; provided that amounts paid as severance in lieu of a Retention Bonus Awards are not Retention Bonus Awards and are therefore not “Compensation” for purposes of the Plan, and (ii) amounts paid under either of the Long-Term Incentive Plans or the Fannie Mae Deferred Pay Plan shall be treated as earned in the Plan Year immediately preceding the Plan Year in which they are paid for the purpose of determining “Compensation.”

In the case of any Participant who terminated employment prior to May 14, 2010, amounts paid under the Fannie Mae Long-Term Incentive Plans or under the Fannie Mae Deferred Pay Plan prior to May 14, 2010 shall not be taken into account in determining Compensation.
For the purpose of the Plan, “SEC Executive Officer” means an “executive officer” under Rule 3b-7 promulgated pursuant to the Securities Exchange Act of 1934, as amended.”